Exhibit 10.80

PURCHASE AND SALE AGREEMENT

This Agreement (the “Agreement”) is entered into as of the 24th day of October, 2006, by and between Ascendiant PET Partners-I LLC (“Seller”), and Molecular Imaging Corporation (“Buyer”), in light of the following:

A. Seller is the lessor, and Buyer is the lessee, of three (3) separate coaches and accompanying molecular imaging scanners/equipment (the “Coaches”), as more particularly described in three (3) separate equipment lease agreements dated April 8, 1999 between Buyer and Finova Capital Corporation, identified as Equipment Lease Number 4125 and related Lease Schedules No. 4125.01, 4125.02 and 4125.03A, as assigned to Seller in the Equipment Lease Modification Agreement and related agreements dated May 2, 2003 between Buyer and Seller (the “Leases”). Buyer has actual physical possession of the Coaches.

B. Buyer desires to purchase the Coaches, and Seller is willing to convey the Coaches to Buyer, all on the terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises hereinafter set forth, it is hereby agreed, by and between Seller and Buyer as follows:

1. Seller hereby grants, bargains, conveys and sells good and marketable title to the Coaches to Buyer, free and clear of all liens, claims and encumbrances, for the aggregate purchase price of Eighty Thousand ($80,000) dollars, and Buyer hereby purchases the Coaches from Seller for said sum and agrees to pay said sum by a certified or official bank check payable to the order of the Seller or by wire transfer on or before October 25, 2006.

2. The Leases shall be and are hereby terminated immediately, provided, however, that termination of the Leases (i) shall not alter or reduce Buyer’s obligation for the future rent that otherwise would have become due under the Leases, or (ii) the rights, powers, and remedies Seller has under the Leases for Buyer’s default under the Leases, except that Seller shall not have any security interest or lien in, or rights of repossession of, the Coaches. Buyer and Seller agree that the present value of the remaining payments Buyer is required to make under the Leases as of September 30, 2006 is $290,978.99 (the “Deficiency”). For all purposes Buyer’s sole remaining obligation under the Leases shall be its obligation to pay the Deficiency. The purchase price to be paid by Buyer under Paragraph 1, above, shall not be applied against the Seller’s Deficiency claim under the Leases.

3. Seller agrees to forbear from exercising and enforcing its rights, powers and remedies against Buyer, including without limitation its right to collect the Deficiency, now existing at law or in equity or by statute, for a period of at least ninety (90) days after the date of this Agreement, provided that Buyer pays Seller a forbearance payment in the amount of Fifteen Thousand Dollars ($15,000) by a certified or official bank check payable to the order of the Seller or by wire transfer on or before October 31, 2006. Seller also agrees that upon receipt of the forbearance payment in the amount of Fifteen Thousand Dollars ($15,000) from Buyer, the Deficiency shall be reduced in the amount of Thirty Thousand Dollars ($30,000). Buyer agrees that any failure on its part to make the Fifteen Thousand Dollar ($15,000) payment under this

Paragraph 3 shall constitute a default by Buyer under Paragraph 2, and Seller shall not be required to transfer title of the Coaches if such payment is not made by Buyer.

4. Seller agrees to indemnify and hold the Buyer harmless from any defect in its title to the Coaches and from any lien, claim or encumbrance that may exist with respect to the Coaches. Within ten (10) days after the date of this Agreement, Seller shall deliver to Buyer all titles and other documentation of ownership, and a termination statement, in a form acceptable for filing with the UCC filing office, regarding any security interest it perfected in the Coaches or related to the leases for the Coaches. Seller also agrees to execute any other documentation reasonably requested and delivered to Seller by Buyer to accomplish the transfer of ownership of the Coaches, including, without limitation, any permits or filings with the Department of Motor Vehicles. Buyer shall be responsible for all transfer, registration and other taxes, if any, as well as all government and regulatory fees, permits and registrations required pursuant to the Agreement and title transfer of the Coaches. Other than with respect to title, Seller makes no representations or warranties as to the Coaches and the Coaches are being sold “as is, where is.”

5. Buyer and Seller each represent and warrant to each other that it has the full corporate power and authority to enter into and perform the Agreement and that the Agreement is its valid and binding agreement, enforceable against it in accordance with its terms.

6. Reserved.

7. Seller and Buyer agree to consummate the transactions contemplated by the Agreement no later than October 25, 2006, at a closing to be conducted by an exchange of executed counterparts of this Agreement by facsimile transmission. Any and all notices shall be sent as provided for in the leases for the Coaches.

8. The Agreement shall be construed and interpreted under the laws of the State of California.

9. The Agreement may only be amended in a writing, signed by the party to be charged.

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10. The Agreement may be signed in counterparts and delivered by facsimile transmission.

IN WITNESS WHEREOF, the parties have executed the Agreement the year and date first above written.

ASCENDIANT PET PARTNERS-I, LLC

By:	/s/ Mark Bergendahl
Mark Bergendahl Managing Member

MOLECULAR IMAGING CORPORATION

By:	/s/ Kenneth C. Frederick
Kenneth C. Frederick Chief Executive Officer

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